Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Preliminary Sales Results
for the Fourth Quarter and Full Year 2022
Company To Host Meetings at 25th Annual ICR Conference

SYRACUSE, NY – (GLOBE NEWSWIRE) – January 9, 2023 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its preliminary sales results for the fourth quarter and full year 2022.

Preliminary sales results for the Fourth Quarter of 2022 versus the Fourth Quarter of 2021 include:
•Total restaurant sales increased 7.0% to $445.1 million compared to $416.1 million in the fourth quarter of 2021;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 6.2%; and
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 9.2%.

Preliminary sales results for the Full Year 2022 versus the Full Year 2021 include:
•Total restaurant sales increased 4.7% to $1,730.4 million compared to $1,652.4 million in the prior year;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 3.9%; and
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 4.9%.

Management Commentary
Anthony E. Hull, Interim President and Chief Executive Officer of Carrols, commented “We are encouraged by our sequential top-line improvement with preliminary revenue growth of 7.0% in the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily driven by 6.2% comparable sales growth at our Burger King restaurants. As we lapped tougher comparisons in November and December, we saw continued benefit from reduced discounting with limited discernible impact on our traffic. From a cost perspective, inflation continued to impact our business during the fourth quarter with labor inflation in-line with our expectations and commodities remaining elevated from a historical perspective, though both are continuing to see moderation from levels experienced earlier in the year.”

ICR Conference Participation
Carrols will host investor meetings at the 25th Annual ICR Conference on January 9, 2023 and January 10, 2023 in Orlando, FL.

About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,022 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including, without limitation, the impact of COVID-19 on Carrols’ business, as included in Carrols’ filings with the Securities and Exchange Commission.